77Q1(B). TEXT OF PROPOSAL TO CHANGE THE INVESTMENT POLICIES OF THE INTERMEDIATE
         TERM U.S. GOVERNMENT BOND FUND

                 MEMORANDUM

TO:            Board of Trustees

FROM:          Tina D. Hosking

RE: Proposed Changes to Investment Policies of Touchstone Investment Trust Under Fund Names Rule
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Rule 35d-1 of the 1940 Act ("Rule 35d-1") requires that, in order not to be materially deceptive and misleading, a mutual fund whose name suggests that it focuses its investments in a particular type of investment, must:

1) adopt a policy to invest, under normal circumstances, at least 80% of the value of its Assets* in the particular type of investment suggested by the fund's name; and
2)       (a)     the foregoing investment policy may be a fundamental policy, in which case a change in the policy must be approved by the fund's shareholders, OR
         (b)     the foregoing investment policy may be a non-fundamental
                 policy, in which case the fund must provide the fund's shareholders with at least 60 days prior notice of any change in the investment policy.

* "Assets" is defined by Rule 35d-1 as net assets, plus the amount of any borrowings for investment purposes.

If the Board of Trustees approves the name changes proposed by management at this meeting, only the Intermediate Term U.S. Government Bond Fund (formerly the Intermediate Term Government Income Fund) must revise its investment policy to comply with Rule 35d-1. The required changes are as follows:

INTERMEDIATE TERM U.S. GOVERNMENT BOND FUND

     REQUIREMENTS - The Fund must have either (1) a fundamental policy to invest at least 80% of Assets, under normal circumstances, in US government bonds OR (2) a nonfundamental policy to invest at least 80% of Assets, under normal circumstances, in US government bonds and to give shareholders 60 days' notice of any change to this 80% policy.

     CURRENT POLICY - The Fund invests primarily, under normal circumstances, in U.S. Government securities (at least 80% of net assets).

     RECOMMENDED CHANGES - Change the Fund's nonfundamental policy to state "The Fund invests primarily, under normal circumstances, in U.S. Government bonds (at least 80% of Assets). Shareholders will be provided with at least 60 days' prior notice of any change in this policy."

Funds are required to be in compliance with Rule 35d-1 by July 31, 2002. Management recommends that the Board of Trustees adopt the Fund's new investment policy substantially as presented at this meeting to be effective simultaneously with effectiveness of the Fund's name change.